EXHIBIT 21
SUBSIDIARIES

Set forth below is a list of all active subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business as of March 13, 2026.

Name	Jurisdiction of Incorporation
USANA Canada Holding, Inc.	Delaware
USANA Health Sciences China, Inc.	Delaware
USANA Health Sciences New Zealand, Inc.	Delaware
International Holdings, Inc.	Delaware
UHS Essential Health Philippines, Inc.	Utah
Pet Lane, Inc.	Delaware
USANA Canada Co.	Canada
USANA Australia Pty Ltd	Australia
USANA Health Sciences (NZ) Corporation	New Zealand
USANA Hong Kong Limited	Hong Kong
USANA Health Sciences Japan, LLC	Japan
USANA Health Sciences Korea, Ltd.	South Korea
USANA Health Sciences Singapore Pte. Ltd.	Singapore
USANA Mexico S. de R.L. de C.V.	Mexico
UHS Essential Health (Malaysia) SND BHD	Malaysia
BabyCare Ltd.	People’s Republic of China
Tianjin BabyCare Biological Science and Technology Ltd	People’s Republic of China
Tianjin Health Resources Sales Co., Ltd	People’s Republic of China
USANA Health Sciences (Thailand) Ltd	Thailand
USANA Health Sciences (France) SAS	France
USANA Asia Holding Pte. Ltd.	Singapore
USANA Health Sciences (Colombia) S.A.S.	Colombia
PT. USANA Health Sciences Indonesia	Indonesia
PT. USANA International Indonesia	Indonesia
USANA Air LLC	Utah
USANA Europe GmbH	Germany
OOLA Life, Inc.	Utah
Rise Wellness, Inc.	Utah
USANA Health Sciences India Private Limited	India
Hiya Health Products, LLC	Delaware

Except as noted above, each subsidiary listed above is doing business under its corporate name.